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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.    4    )*
                                         ---------


                             Natural Wonders, Inc.
                             ---------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
                         ----------------------------
                        (Title of Class of Securities)


                                  0006390141
                                  ----------
                                (CUSIP Number)


                               December 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_] Rule 13d-1(b)
         [_] Rule 13d-1(c)
         {X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

===============================================================================


CUSIP No. 0006390141                  13G                    Page 2 of 12 pages
          ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Consumer Venture Partners I, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

------------------------------------------------------------------------------

                               Page 2 of 12 pages

===============================================================================


CUSIP No. 0006390141                  13G                    Page 3 of 12 pages
          ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Consumer Venture Associates, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

------------------------------------------------------------------------------

                               Page 3 of 12 pages

===============================================================================


CUSIP No. 0006390141                 13G                     Page 4 of 12 pages
          ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Consumer Venture Partners II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

------------------------------------------------------------------------------

                               Page 4 of 12 pages

===============================================================================


  CUSIP No. 0006390141                                      Page 5 of 12 pages
            ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Consumer Venture Associates II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

------------------------------------------------------------------------------

                               Page 5 of 12 pages

===============================================================================


CUSIP No. 0006390141               13G                       Page 6 of 12 pages
          ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Pearson C. Cummin III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

------------------------------------------------------------------------------

                               Page 6 of 12 pages

===============================================================================


CUSIP No. 0006390141                  13G                    Page 7 of 12 pages
          ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Christopher P. Kirchen

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 5% of the outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

------------------------------------------------------------------------------

                               Page 7 of 12 pages

===============================================================================
Item 1 (a). Name of Issuer: Natural Wonders, Inc.
            --------------
       (b). Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            30031 Ahern Street, Union City, California 94587.

Item 2 (a). Names of Person Filing:  Consumer Venture Partners I, L.P.
            ----------------------
            ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Consumer Venture Partners II, L.P. ("CV II"), Consumer Venture Associates II, L.P. ("Consumer Associates II"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of Consumer Associates, the sole general partner of CVP I, and Consumer Associates II, the sole general partner of CVP II.

Item 2 (b). Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------
            The address of the principal business office of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners is Consumer Venture Group, Inc., Three Pickwick Plaza, Greenwich, CT 06830.

Item 2 (c). Citizenship:  CVP I, CVP II, Consumer Associates and Consumer
            -----------
            Associates II are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2 (d). Title of Class of Securities: Common Stock, $.01 par value.
            ----------------------------

Item 2 (e). CUSIP Number:  0006390141
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            Not Applicable.


Item 4.     Ownership.
            ---------
            (a) All Reporting Persons own less than 5% of the Issuer's outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.


Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            All Reporting Persons own less than 5% of the Issuer's outstanding common stock, as reported in the Issuers 10-Q filed with the SEC on December 15, 1999.

                               Page 8 of 12 pages

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:     February 8, 2000

CONSUMER VENTURE PARTNERS I, L.P.

By:       Consumer Venture Associates, L.P.

          By:  /s/Pearson C. Cummin III
               ------------------------
               Pearson C. Cummin III
               General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By:       /s/Pearson C. Cummin III
          ------------------------
          Pearson C. Cummin III
          General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By:       Consumer Venture Associates II, L.P.

          By:  /s/Pearson C. Cummin III
               ------------------------
               Pearson C. Cummin III
               General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.

By:       /s/Pearson C. Cummin III
          ------------------------
          Pearson C. Cummin III
          General Partner

          /s/Pearson C. Cummin III
          ------------------------
          Pearson C. Cummin III

                      *
          ------------------------
          Christopher P. Kirchen

                                    *By:   /s/Pearson C. Cummin III
                                           ------------------------
                                           Pearson C. Cummin III
                                           Attorney-in-Fact
_____________________________________________________________________________
This Schedule 13G was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 9 of 12 pages

                              EXHIBIT I
                              ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Natural Wonders, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 8, 2000

CONSUMER VENTURE PARTNERS I, L.P.

By:   Consumer Venture Associates, L.P.


By:   /s/Pearson C.Cummin III
      -----------------------
      Pearson C. Cummin III
      General Partner

CONSUMER VENTURE ASSOCIATES, L.P.


By:   /s/Pearson C. Cummin III
      ------------------------
      Pearson C. Cummin III
      General Partner


CONSUMER VENTURE PARTNERS II, L.P.

By:   Consumer Venture Associates II, L.P.

      By:   /s/Pearson C. Cummin III
            ------------------------
            Pearson C. Cummin III
            General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.


By:   /s/Pearson C. Cummin III
      ------------------------
      Pearson C. Cummin III
      General Partner


      /s/Pearson C. Cummin III
      ------------------------
      Pearson C. Cummin III

                              Page 10 of 12 pages

         *
----------------------
Christopher P. Kirchen

                                    *By:   /s/Pearson C. Cummin III
                                           ------------------------
                                           Pearson C. Cummin III
                                           Attorney-in-Fact
_____________________________________________________________________________

This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a
Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as
Exhibit 2.

                              Page 11 of 12 pages

                                                                      EXHIBIT II
                                                                      ----------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin III and Christopher P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                              /s/Pearson C. Cummin III
                              ------------------------
                              Pearson C. Cummin III


                              /s/G. Clinton Merrick
                              ---------------------
                              G. Clinton Merrick


                              /s/Christopher P. Kirchen
                              -------------------------
                              Christopher P. Kirchen

                              Page 12 of 12 pages